Exhibit 99.1
[GRAPHIC OMITTED]


PRESS RELEASE
                                       Rick Beckwitt, EVP
         FOR MORE INFORMATION CONTACT: David J. Keller, EVP
         ADDRESS:  1901 Ascension Blvd., Suite 100, Arlington, TX 76006
         PHONE:    817-856-8200
         DATE:     December 19, 1997                      FOR IMMEDIATE RELEASE

D.R. HORTON, INC. AND CONTINENTAL HOMES ANNOUNCE MERGER

     ARLINGTON, TEXAS -- D.R. Horton, Inc. (NYSE:DHI) and Continental Homes Holding Corp. (NYSE: CON) Friday (December 19, 1997) announced that they have entered into a definitive agreement and plan of merger pursuant to which Continental would be merged into Horton.

     The merger, which was unanimously approved by both companies' Boards of Directors, will create one of the largest and most geographically diversified single-family homebuilders in the United States, with operations in 21 states and 29 markets. Using the latest public information, the Companies had latest twelve months combined revenues of $1.6 billion and closed 10,172 homes. Over the last twelve months, the combined company would be the fourth largest homebuilder in the United States based upon revenues and homes closed and would be among the best capitalized companies in the homebuilding industry.

     Donald R. Horton, Chairman and President of D.R. Horton, Inc. said, "We are extremely excited about the prospects of combining the operations of D.R. Horton, Inc. and Continental Homes. The merger represents the combination of two of the best performing homebuilders in the industry and is expected to be accretive to D.R. Horton earnings. The combined company will be one of the largest builders in the United States and our combined equity will provide an excellent platform for continued growth. Together, we will have a leading market share in six of the strongest homebuilding markets in the United States:
Arizona, California, Colorado, Florida, Georgia and Texas. In addition, there will be significant opportunities for operating synergies and expansion of Continental's mortgage operations. We are delighted to join forces with the outstanding management team led by President and Chief Executive Officer of Continental, Tom Hickcox. Given Continental's management depth and historical success, we plan to operate Continental as a separate operating region."

     Tom Hickcox, President and Chief Executive Officer of Continental, stated, "D.R. Horton, Inc. has a proven track record of success in the homebuilding industry. We at Continental are pleased to be teaming-up with D.R. Horton, Inc. and look forward to continued growth and profitability. By combining our operations, we expand our product line to capture more price points, as well as solidify our presence in several of the best homebuilding markets in the United States. Our Board is confident that the merger with D.R. Horton, Inc. is in the best interests of our stockholders and our people."

     Under the terms of the merger agreement, the ratio of the number of Horton shares to be exchanged for Continental shares in the proposed merger will be determined pursuant to a floating exchange ratio. The final exchange ratio will be determined based on the average of Horton's stock price 15 randomly selected trading days within the 30 consecutive trading days ending five days prior to the closing date. The floating exchange ratio operates as follows:

Horton Share Price               Below $14.50       $14.50-$16.87      $16.88-$18.78       $18.79-$19.78       Above $19.79
----------------------------- ------------------- ------------------ ------------------ ------------------- -------------------
Exchange Ratio *                    2.759            2.759-2.370           2.370            2.370-2.250            2.250
Implied Purchase Price           Below $40.00           $40.00         $40.00-$44.50           $44.50           Above $44.50
----------------------------- ------------------- ------------------ ------------------ ------------------- -------------------

     (*) Represents the number of Horton shares issued for each share of Continental

     The merger has been structured as a tax-free transaction and will be treated as a pooling of interests for accounting purposes. Based upon the closing stock price of D.R. Horton, Inc. on December 18, 1997, the exchange ratio for the transaction would be 2.312, and implies a purchase price per share of $44.50. The merger is subject to the approval of stockholders of both companies, various pre-merger regulatory approvals, and other customary closing conditions and is expected to close late in the first calendar quarter of 1998.

     As part of the merger, Continental's Interim Chairman of the Board Bradley Anderson and Chief Executive Officer and President Tom Hickcox will join Horton's board, increasing the number of directors to eleven.

     As of September 30, 1997, D.R. Horton, Inc. had $719.8 million in assets. For the year then ended, D.R. Horton reported revenue of $837.3 million and net income of $36.2 million.

     As of November 30, 1997, Continental Homes Holding Corp. had $544.4 million in assets. For the latest twelve months ended November 30, 1997, Continental reported revenues of $737.3 million and net income of $27.7 million.

     Donaldson, Lufkin & Jenrette acted as the financial advisor of Horton and Smith Barney, Inc. acted as financial advisor to Continental. Morgan Stanley & Co. acted as financial advisor to the independent members of Continental's Board of Directors.

     Portions of this document may constitute "forward looking statements" as defined by federal law. Although the companies believe any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the companies' annual reports on Form 10-K, which are filed with the Securities and Exchange Commission.